                                                                   EXHIBIT 99(c)


                                STATE OF MICHIGAN

                  BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION


In the matter of the Association of          )
Businesses Advocating Tariff Equity's        )
Formal Complaint for the Reduction of        )        Case No. U-11560
Consumers Energy Company's                   )
rates for the sale of electricity            )


                                  JOINT MOTION
                                       OF
               ASSOCIATION OF BUSINESSES ADVOCATING TARIFF EQUITY
                                       AND
                            CONSUMERS ENERGY COMPANY
                       TO TEMPORARILY SUSPEND PROCEEDINGS

         The Association of Businesses Advocating Tariff Equity ("ABATE") and Consumers Energy Company ("Consumers Energy") jointly move for a temporary suspension of the U-11560 proceeding. In support of this motion, ABATE and Consumers Energy state as follows:

         1. The U-11560 proceeding was initiated by the formal complaint of ABATE against Consumers Energy.

         2. Consumers Energy and some of the individual members of ABATE participated in joint discussions which have been directed toward reaching a comprehensive legislative resolution of issues related to the implementation of electric utility industry restructuring. These discussions have resulted in the preparation of proposed legislation which is supported by these ABATE members and by Consumers Energy.

         3. ABATE, its members and Consumers Energy wish to direct their undivided attention and efforts for up to 120 days to achieve enactment of the proposed industry restructuring legislation rather than proceeding with this pending complaint case.

Therefore, the moving parties jointly request that the U-11560 proceeding be immediately suspended on the following terms:

         (A) All further proceedings in this case should be suspended for up to 120 days. The movants agree that if there are any proposed amendments to the agreed upon legislation, that the amendments must be mutually agreeable or both parties will oppose such amendments. Further, if it is mutually agreed that mutually agreeable legislation cannot be enacted within the time frame required in this Motion, then these complaint proceedings shall be immediately resumed.

         (B) If the electric industry restructuring legislation upon which the movants have agreed, or similar restructuring legislation which ABATE specifically supports, is enacted, the Movants will propose to the Commission, based on the legislation enacted, the appropriate disposition for this complaint.

         (C) If legislation is not enacted within 120 days, unless the proceedings have been resumed earlier based on a mutual request, the proceedings in this case shall be promptly resumed within 7 days.

         (D) Consumers Energy voluntarily agrees that, if the proceedings in this case are resumed after 120 days or sooner, and a rate reduction is subsequently ordered by the Commission, Consumers will voluntarily implement such rate reduction back to a date 120 days before the date the rate reduction would otherwise commence under the Commission's order, or the comparable period equal to the length of the actual suspension. (e.g., if the period from the date the Commission issues an order suspending proceedings in this case to the date proceedings resume is actually 75 days, any rate reduction ultimately ordered by the Commission would be voluntarily implemented by Consumers effective on a date 75 days prior to the date for the rate reduction provided for in the Commission's order.

         4. ABATE and Consumers Energy believe that granting this motion is necessary for the success of the current efforts to enact comprehensive electric industry restructuring legislation.

         WHEREFORE, ABATE and Consumers Energy respectfully request that the Commission grant this motion suspending Case No. U-11560 on the terms set forth above.


                                   Respectfully submitted,

                                   ASSOCIATION OF BUSINESSES
                                   ADVOCATING TARIFF EQUITY


                                   By: /s/ Roderick S.Coy
                                       ----------------------------

                                   CONSUMERS ENERGY COMPANY


                                   By: /s/ Jon R. Robinson
                                       ----------------------------




Date:  December 6, 1999





                                        3